EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES THIRD QUARTER
FISCAL 2006 FINANCIAL RESULTS

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(843) 272-4653
http://www.winland.com/
•	REVENUES UP 29.5% TO $9.6 MILLION VS. Q3 2005,
•	SECOND HIGHEST QUARTERLY REVENUE IN COMPANY HISTORY
•	GROSS MARGINS EXPAND SEQUENTIALLY VS. SECOND QUARTER
•	NET INCOME OF $385,456 OR $0.11 PER DILUTED SHARE
•	STOCKHOLDERS’ EQUITY INCREASES 12.6% TO $10.2 MILLION
MANKATO, Minn. /November 1, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the third quarter and nine-month period ended September 30, 2006.
Revenues for the third quarter were $9.6 million, an increase of 29.5 percent compared to the $7.4 million reported for the third quarter of fiscal 2005. The strong sales for the quarter and year to date were led by delivery of products to the Company’s two largest customers combined with continued improved sales of the Company’s proprietary products.
Gross profit for the third quarter was $1.8 million, or 18.3 percent of sales, down as a percent of sales from the $1.7 million or 23.0 percent of sales for the third quarter last year. The Company’s gross profit margins increased sequentially from the 15.1 percent for the second quarter of 2006. Winland, like other EMS companies, continues to experience margin pressure due to the competitive nature of the industry. Margin pressure has increased due to lower margins from the Company’s new agreement with Select Comfort as well as increased costs relating to the introduction of 26 new or revised products for the quarter, partially offset by a contribution from higher-margin proprietary products. Total operating expenses remained stable compared to the second quarter of 2006, but increased 16.7 percent to $1.1 million when compared to $965,872 in the third quarter last year due to a 36.8 percent increase in general and administrative expenses and a 22.2 percent increase in sales and marketing expenses. This was partially offset by a 32.7 percent decrease in research and development expenses.
Income from operations decreased 13.9 percent to $631,262 compared to $733,401 for the third quarter last year, but increased sequentially compared to the $478,215 for the second quarter. Net income decreased 11.8 percent to $385,456, or $0.11 per basic and fully diluted share (based on 3.6 million fully diluted shares) compared to net income of $436,832, or $0.12 per basic and fully diluted share (based on 3.7 million fully diluted shares) for the third quarter last year. Net income increased sequentially compared to the $290,799, or $0.08 per basic and fully diluted share (based on 3.7 million fully diluted shares), in the second quarter.

Lorin Krueger, Winland’s Chief Executive Officer, commented, “We have made significant progress in diversifying our customer base, helping to insulate us from the issues relating to dependence on one customer and setting the stage for sustainable, profitable growth. We continued in the third quarter to deliver on all product lines to Select Comfort under our new three-year agreement and continued an increase in sales to our second-largest customer. During the third quarter, we brought 26 new or revised products online which included product introductions from four new customers who are just beginning programs with Winland. We have succeeded in improving both our gross margins and operating margins compared to the second quarter of 2006 through improved efficiency, a continued focus on developing and enhancing our proprietary line of products and the absence of issues related to our previously announced update for our proprietary monitors, EnviroAlert EA-200 and EA-400. We reinforced our commitment to grow the business with the addition of key employees, most notably our chief financial officer Glenn Kermes. Going forward we will continue on our path of growth and expansion by building our sales force and markets, adding and improving technology, staying focused on operational efficiency and growing shareholder value.
For the first nine months of 2006, net sales were $28.4 million, up 31.8 percent compared to sales of $21.5 million for the first nine months of last year. Gross profit was $5.0 million, or 17.7 percent gross profit margin, compared to gross profit of $5.3 million, or 24.5 percent gross profit margin, for the first nine months of last year. Total operating expenses were $3.4 million, up 13.7 percent, compared to $3.0 million for the comparable year-ago period. Operating income was $1.6 million, down 29.3 percent compared to $2.3 million last year. Net income was $987,277, or $0.28 per basic share and $0.27 per fully diluted share, compared to net income of $1.4 million, or $0.39 per basic and $0.38 per fully diluted share, for the first half of last year.
Stockholders’ equity increased 12.6 percent to $10.2 million as of September 30, 2006, from $9.1 million on December 31, 2005. The Company completed the third quarter with $6.6 million in working capital and a current ratio of 2.01 to 1. Subsequent to the end of the third quarter, the Company collected approximately $3.2 million of its outstanding accounts receivables, resulting in approximately $890,000 in cash on the Company’s balance sheet as of November 1, and $1 million outstanding on the Company’s $4 million line of credit.
Mr. Krueger concluded, “The previous announced transition will begin in mid-November as Select slowly migrates 50 percent of its business to a second source which may adversely affect operating results for the next few quarters. As we move forward with our growth objectives, we are optimistic that our continued efforts to diversify our customer and product offerings will offset this loss of the Select Comfort business."
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. ET. Interested parties may access the call by calling 888-802-2280 from within the United States, or 913-312-1266 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 8, 2006, and can be accessed by dialing 888-203-1112 (U.S.), 719-457-0820 (Int’l), passcode 2974608. This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics’ website at www.winland.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 1, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.
Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements: (i) setting the stage for sustainable, profitable growth, (ii) continuing on our path of growth and expansion, (iii) the adverse effect on operating results from Select Comfort’s plan to migrate 50% of its business to a second source, and (iv) optimism that continued efforts to diversify the Company’s business will offset the loss of the Select Comfort business within the next two or three quarters. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we will not be able to expand the base of our business and replace the expected loss of revenue due to the decrease in sales to Select Comfort, (ii) Select Comfort and other customers may cease to do business with the Company or demand pricing that reduces the Company’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of our products will arise; (iv) costs of production will exceed current estimates; and (v) we will not be able to remain profitable while reducing our margins to the extent required by the market at the same time. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2006 and 2005
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	2006	2005	2006	2005
Net sales	$9,586,152	$7,399,885	$28,394,584	$21,542,640
Cost of sales	7,827,719	5,700,612	23,373,382	16,265,235

Gross profit	1,758,433	1,699,273	5,021,202	5,277,405

Operating expenses:
General and administrative	591,828	432,673	1,803,331	1,390,657
Sales and marketing	392,570	321,205	1,196,447	997,904
Research and development	142,773	211,994	409,925	611,062

	1,127,171	965,872	3,409,703	2,999,623

Operating income	631,262	733,401	1,611,499	2,277,782

Other income (expenses):
Interest expense	(50,079)	(32,564)	(109,457)	(92,537)
Other, net	6,573	15,195	11,535	74,040

	(43,506)	(17,369)	(97,922)	(18,497)

Income before income taxes	587,756	716,032	1,513,577	2,259,285

Income tax expense	(202,300)	(279,200)	(526,300)	(881,100)

Net income	$385,456	$436,832	$987,277	$1,378,185

Earnings per common share:
Basic	$0.11	$0.12	$0.28	$0.39
Diluted	0.11	0.12	0.27	0.38

Weighted-average number of common shares outstanding:
Basic	3,578,415	3,519,476	3,558,793	3,493,663
Diluted	3,645,336	3,690,430	3,655,078	3,649,174
See Notes to the Condensed Financial Statements

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS

	September 30		December 31
ASSETS	2006		2005
	(UNAUDITED)
Current Assets
Cash		$—		$865,181
Accounts receivable, net		5,238,521		4,033,241
Refundable Income taxes		54,603		48,298
Inventories
Raw materials	5,153,852		2,339,314
Work in process	614,948		163,778
Finished goods	1,628,392		1,212,297
Allowance for obsolete inventory	(198,900)		(191,900)

Total inventories		7,198,292		3,523,489
Prepaid expenses		381,238		311,240
Deferred income taxes		259,300		236,500

Total current assets		13,131,954		9,017,949

Other Assets		3,548		1,408

Property and Equipment, at cost:
Land and land improvements	382,901		272,901
Building	3,047,908		3,040,435
Machinery and equipment	6,797,856		5,537,094
Data processing equipment	1,046,217		1,205,585
Office furniture and equipment	418,109		412,219

Total property and equipment		11,692,991		10,468,234
Less accumulated depreciation		(5,846,053)		(5,540,097)

Net property and equipment		5,846,938		4,928,137

Total assets		$18,982,440		$13,947,494

See Notes to the Condensed Financial Statements

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS

	September 30	December 31
LIABILITIES AND STOCKHOLDERS' EQUITY	2006	2005
	(UNAUDITED)
Current Liabilities
Revolving line of credit agreement	$1,526,000	$—
Current maturities of long-term debt	680,784	537,537
Accounts payable	3,023,338	1,486,998
Accrued expenses:
Compensation	840,945	801,116
Allowance for rework and warranty costs	302,032	117,300
Other	157,806	82,880

Total current liabilities	6,530,905	3,025,831

Long Term Liabilities
Long-term debt, less current maturities	1,819,436	1,424,863
Deferred income taxes	261,900	261,900
Deferred revenue	148,433	154,539

Total long-term liabilities	2,229,769	1,841,302

Stockholders’ Equity
Common stock	35,803	35,279
Additional paid-in capital	4,318,640	4,165,035
Retained earnings	5,867,323	4,880,047

Total stockholders’ equity	10,221,766	9,080,361

Total liabilities and stockholders’ equity	$18,982,440	$13,947,494

See Notes to the Condensed Financial Statements